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                                                                  Exhibit 10.1



                   AMENDED AND RESTATED OPERATING AGREEMENT

     THIS AGREEMENT, dated as of January 15, 1975, by and between McDonnell Douglas Corporation, a Maryland corporation ("MDC"), and McDonnell Douglas Finance Corporation, a Delaware corporation ("MDFC"), as previously amended as of February 8, 1989, is hereby amended to read as follows:

     "This Amended and Restated Operating Agreement, dated as of April 12, 1993, by and among McDonnell Douglas Corporation, a Maryland corporation ("MDC"), McDonnell Douglas Financial Services Corporation, a Delaware corporation ("MDFS"), and McDonnell Douglas Finance Corporation, a Delaware corporation ("MDFC");


                             W I T N E S S E T H:

     Section 1. Aircraft Purchase and Loan Financing. MDC agrees to tender, or cause to be tendered, to MDFS, for purchase by MDFS or a subsidiary thereof, all (i) promissory notes, (ii) participations in promissory notes,
(iii) installment sales contracts, (iv) conditional sales contracts, and
(v) all other similar evidences of indebtedness or title retention agreements (other than leases), all of such financing to be tendered together with any related security agreements or other lien instruments, arising out of and taken by MDC in connection with the sale and delivery of a new or used MDC manufactured commercial aircraft. Such tender shall be made by MDC at the time the aircraft with respect to which the particular financing relates is delivered and any security interest therefor is perfected. The provisions of this paragraph shall not apply with respect to any predelivery financing undertaken by MDC. Notwithstanding the standard tender requirements set forth in the first sentence of this paragraph, MDC shall not be required to tender to MDFS any financing committed to and taken by MDC with the expressed intention of being sold to outside financial institutions, nor shall MDC be required to tender to MDFS any portion of the financing taken by it in any particular transaction where in the opinion of MDC such transaction involves unusual or exceptional circumstances, it being understood however that the parties may by separate agreement from time to time provide for MDC tenders which are additional to those provided for hereunder.

     MDFS agrees to purchase (or to cause one of its subsidiaries to purchase) all financing tendered by MDC pursuant to the provisions of this Section 1, provided that MDFS may refuse to purchase all or any portion of the financing tendered if any of the following shall exist: (1) MDFS shall not be able, or shall not deem it appropriate, to obtain funds or allocate its existing funds for the acquisition of such financing; (2) such financing shall not comply with the customary standards of MDFS as to terms and conditions or as to the creditworthiness of the obligor and/or any guarantor thereof; or (3) such purchase, when added to the amount of any existing note and lease receivables of the same obligor or guarantor held or committed to be taken by MDFS and its subsidiaries, shall exceed the amount of receivables from a single obligor which would be prudent, in MDFS's judgment, for MDFS and its subsidiaries to carry. MDFS shall make such advance determinations with respect to the foregoing as shall be agreed upon from time to time by the parties.
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     Purchases of tendered financing shall be without recourse to MDC, except that MDFS shall have the option (subject to the limitation of the next succeeding sentence) in its discretion to purchase (or to refuse to purchase as aforesaid) any financing tendered pursuant to the provisions hereof with partial or full recourse to MDC, the amount of such recourse to be determined by the extent to which there shall be a failure to meet the customary standards of MDFS. In the case of any financing with respect to which the amount of recourse requested by MDFS shall be unacceptable to MDC, MDC may in lieu of providing such recourse either carry the financing itself or request MDFS to find a third party willing to purchase the financing on terms acceptable to MDC. MDFS shall pay MDC a reasonable guarantee fee on any financing purchased by MDFS with partial or full recourse to MDC, it being understood that the purchase price of the financing shall be calculated to produce MDFS's (or its subsidiary's) required rate of return after payment of any such fee, and allowance for the reduced risk to MDFS (or such subsidiary).

     MDFS shall simultaneously with its purchase and acceptance of any financing pursuant to this Section pay to MDC a cash price calculated to achieve a reasonable rate of return on MDFS's (or its subsidiary's) investment in such financing, taking into account such factors as (i) projected borrowing costs, (ii) expenses, (iii) credit risk, and (iv) rates of return and debt to equity ratios of independent finance companies. The factors used in these calculations shall be reviewed periodically by MDFS and MDC in order to insure a reasonable reflection of current conditions.
     With respect to any transaction, MDFS may assign its rights and obligations under this Section to any wholly-owned subsidiary of MDFS and such subsidiary may in turn assign such rights and obligations to MDFS or any other subsidiary thereof.

     Section 2. Lease Transactions. Where it is determined that a lease of two years or more may be a feasible and desirable method for financing the purchase of new or used MDC aircraft by a customer, MDC shall request MDFS to make, or arrange for other potential lessors to make, a proposal to the customer. MDFS may, but shall not be obligated to, make a lease proposal. If MDFS makes a lease proposal itself, it will do so on such terms as it may reasonably require, and will be guided, where pertinent, by the standards relating to the purchase of financing as described in the last paragraph of
Section 1 above. MDFS's proposal may be conditioned upon a guarantee by MDC of all or a portion of the obligations of the lessee and/or a guarantee of the value of the equipment upon termination of the lease. In the event the amount of any such guarantee requested by MDFS shall be unacceptable to MDC, MDC may in lieu of providing such guarantee either lease the aircraft itself or request MDFS to find a third party lessor willing to lease the aircraft on terms acceptable to both MDC and the proposed lessee. MDFS agrees to pay to MDC a reasonable fee for any lease guarantee issued by it to MDFS, provided that the lease payments are sufficient to meet MDFS's (or its subsidiary's) requirements after allowance therefor.

     With respect to any transaction, MDFS may assign its rights and obligations under this Section to any wholly-owned subsidiary of MDFS and such subsidiary may in turn assign such rights and obligations to MDFS or any other subsidiary thereof.

     Section 3. Remarketing. Except as otherwise specifically provided in this Section 3, MDFS and MDFC (and their subsidiaries) shall each have the option to sell to MDC any aircraft manufactured by MDC and owned by MDFS, MDFC or a subsidiary thereof which have been returned to or repossessed by MDFS,
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MDFC or a subsidiary thereof under the terms of any lease, security agreement or lien instrument. The provisions of this Section 3 shall not apply in the case of: (i) aircraft leased by MDFS, MDFC or a subsidiary thereof under a partnership or similar arrangement with other lessors, and (ii) aircraft with respect to which third parties hold liens or other security interests unless it is determined by agreement between MDC and MDFS to be desirable for the provisions of this paragraph to apply.

     MDC agrees to purchase each aircraft tendered to it under the provisions of this Section 3 in an "as-is-where-is" condition without warranty of any kind other than a warranty of good and marketable title, promptly upon tender thereof by MDFS, MDFC or a subsidiary thereof, which tender shall not be made until such time as MDFS, MDFC or their subsidiary shall have the right of immediate possession.

     The purchase price of each aircraft which MDFS, MDFC or their subsidiary elects to tender to MDC shall be a cash amount equal to the fair market value of the aircraft as determined by mutual agreement of the parties in an "as-is-where-is" condition at the time of tender by MDFS, MDFC or a subsidiary reduced by a sales commission equal to ten percent of such fair market value price. If within a reasonable time after tender of the aircraft, the parties shall be unable to agree upon the fair market value of the aircraft, MDFS, MDFC or the subsidiary shall thereupon (or at any time thereafter while the aircraft remains unsold) have the right to submit the matter to a mutually satisfactory qualified aircraft appraiser for binding arbitration. In the event the parties are unable to agree on the selection of an appraiser, a qualified third party aircraft appraiser shall be appointed by the Chief Executive Officer of MDC or his designee and the decision of any such appraiser shall be binding upon the parties. The out-of-pocket costs of any arbitration as herein described shall be borne equally by the parties. Terms of payment of the purchase price determined as set forth above shall be agreed to by the parties.

     Nothing contained in this Section 3 shall be construed so as to satisfy in whole or in part any specific obligation MDC may have to MDFS or any subsidiary under the terms of any guarantee of credit or guarantee of aircraft value provided by MDC to MDFS or any subsidiary with respect to any particular transaction.

     With respect to any transaction, MDFS may assign its rights and obligations under this Section to any wholly-owned subsidiary of MDFS and such subsidiary may in turn assign such rights and obligations to MDFS or any other subsidiary thereof.

     Section 4. Federal Income Taxes. It is the intention of MDC to continue to file its Federal income tax returns on a consolidated basis with MDFS and its subsidiaries in accordance with the income tax regulations under Section 1502 of the Internal Revenue Code of 1986, as amended. With respect to each taxable year for which such practice remains in effect, MDC agrees to pay to MDFS an amount equal to the excess of (i) the amount of MDC consolidated Federal income taxes which would be due for such taxable year if such taxes were computed by excluding MDFS and its subsidiaries, over (ii) the amount of MDC consolidated Federal income taxes which would be due for such taxable year if such taxes were computed including MDFS and its subsidiaries. If for any such taxable year the amount of taxes computed in accordance with clause
(ii) hereof shall exceed the amount of taxes computed under clause (i), MDFS shall pay MDC an amount equal to the excess of the clause (ii) amount over the
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clause (i) amount.  If subsequent to any payments made by MDC pursuant to this
Section MDC shall incur Federal income tax losses which under applicable law could be carried back to the taxable year for which such payments were made, MDFS will nevertheless be under no obligation to repay to MDC any portion of such payments.

     Section 5.  Miscellaneous.

     5.1 This Agreement is not and does not constitute a direct or indirect guarantee by MDC of any obligation or debt of MDFS.

     5.2 MDFS shall have the right in its discretion to assign, transfer or convey any financing purchased from MDC pursuant to the provisions of
Section 1 hereof, unless the obligors on such financing shall have previously obtained the agreement of MDC not to sell such financing to an outside party.


     5.3 This Agreement may be amended, waived or terminated at any time by written agreement of the parties, subject to outstanding indenture or other provisions relating to securities issued by any of the parties hereto; provided, however, no amendment or termination of this Agreement will be effective unless agreed to in writing by MDC, MDFS and MDFC."



                         MCDONNELL DOUGLAS CORPORATION

                         By:   s/Herbert J. Lanese

                         Its:  Executive Vice President and Chief
                               Financial Officer
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                         MCDONNELL DOUGLAS FINANCIAL SERVICES
                         CORPORATION

                         By:   s/George M. Rosen

                         Its:  President


                         MCDONNELL DOUGLAS FINANCE CORPORATION

                         By:   s/George M. Rosen

                         Its:  President